Exhibit 99.1

Contact:   Chris Winans

Vice President

American International Group – Corporate Communications

    (212) 770-7083

FOR IMMEDIATE RELEASE

 WILMINGTON FINANCE, INC.

TO CEASE WHOLESALE MORTGAGE ORIGINATIONS

Plymouth Meeting, PA, June 17, 2008 --- Wilmington Finance, Inc. (WFI) announced today that it will cease wholesale mortgage banking originations effective June 17, 2008. WFI will honor the existing loan commitments in its mortgage banking pipeline and will maintain a reduced retail operation.  WFI, a wholly-owned subsidiary of American General Finance, Inc., has been engaged in the business of originating non-conforming residential real estate loans directly (“retail”) and through mortgage brokers (“wholesale”) and selling those loans to third party investors.

By year-end 2008, approximately 335 positions will be eliminated and WFI will provide outplacement assistance to affected employees.

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American General Finance, Inc. and its subsidiaries are engaged in the consumer finance and credit insurance business.  The company, headquartered in Evansville, Indiana, has assets of $29 billion and operates over 1,600 offices in 45 states, the United Kingdom, Puerto Rico and the U.S. Virgin Islands.  Products and services are provided to more than 2 million families.  The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.  American General Finance, Inc. is a subsidiary of American International Group, Inc. (AIG).

American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.

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